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                     September 2, 2020

       Brian Newman
       Senior Vice President, Chief Financial Officer and Treasurer United Parcel Service, Inc.
       55 Glenlake Parkway, N.E.
       Atlanta, GA 30328

                                                        Re: United Parcel
Service, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-15451

       Dear Mr. Newman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation